Exhibit 99.1

Dril-Quip, Inc. Announces Results for Third Quarter 2003

Thursday October 30, 7:31 am ET

HOUSTON, Oct. 30 /PRNewswire-FirstCall/ — Dril-Quip, Inc. (NYSE: DRQ – News) today announced revenues of $56.6 million for the three months ended September 30, 2003, an increase of 7.6% over revenues of $52.6 million for the third quarter of 2002. Net income was $2.4 million or $0.14 per share for the quarter ended September 30, 2003 versus net income of $2.3 million, or $0.13 per share for the same period in 2002.

For the nine months ended September 30, 2003, revenues totaled $167.6 million compared with revenues of $157.7 million for the same period in 2002. Net income for the first nine months of 2003 was $6.5 million, or $0.38 per share versus $7.4 million, or $0.43 per share for the same period in 2002. The results for the nine months ended September 30, 2003 include the $900,000 after-tax effect of settling a previously disclosed warranty claim related to the Company’s drilling riser product. Excluding the effect of this after-tax charge, net income was $7.4 million or $0.43 per share for the nine month period ended September 30, 2003.

Based upon conditions existing in the oil service sector, the Company expects its earnings per share for the quarter ending December 31, 2003 to approximate $0.12 to $0.14 per share, excluding any unusual or special charges. In addition, the Company announced that as of September 30, 2003 its backlog was approximately $75 million, compared to its September 30, 2002 backlog of $103 million.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2002	2003	2002	2003
Revenues	$52,621	$56,632	$157,731	$167,577
Cost and expenses:
Cost of sales	38,261	40,676	113,385	120,759
Selling, general and administrative	6,807	7,707	20,511	22,123
Engineering and product development	3,721	4,368	11,125	12,705
Special items	—	—	—	1,400
	48,789	52,751	145,021	156,987

Operating income	3,832	3,881	12,710	10,590
Interest expense	530	361	1,574	1,224
Income before income taxes	3,302	3,520	11,136	9,366
Income tax provision	1,049	1,091	3,723	2,830
Net income	$2,253	$2,429	$7,413	$6,536

Diluted earnings per share	$0.13	$0.14	$0.43	$0.38

Weighted average shares—fully diluted	17,307	17,293	17,344	17,293
Depreciation and amortization	$2,579	$2,616	$7,105	$7,892
Capital expenditures	$4,083	$2,361	$16,726	$7,250